Exhibit 5.1
                        William P. Crawford, Jr., Esquire
                  Executive Vice President and General Counsel


                                  May 25, 2004



The South Financial Group, Inc.
102 South Main Street
Greenville, South Carolina  29601

Florida Banks, Inc.
5210 Belfort Road, Suite 310
Jacksonville, Florida 32256

     RE: Registration Statement on Form S-4 with respect to 6,445,637 shares of The South Financial Group, Inc. Common Stock

Gentlemen/Ladies:

         The opinions set forth herein are rendered with respect to the 6,445,637 shares, $1.00 par value per share, of the Common Stock (the "Common Stock") of The South Financial Group, Inc., a South Carolina corporation (the "Company"), which may be issued by the Company in connection with its acquisition of Florida Banks, Inc. ("FLBK"), all as set forth in that certain Agreement and Plan of Merger entered into as of March 17, 2004 by and between the Company and FLBK (the "Merger Agreement"). The Common Stock is being registered with the Securities and Exchange Commission by the Company's Registration Statement on Form S-4 (the "Registration Statement") filed on or about May 4, 2004, pursuant to the Securities Act of 1933, as amended.

         I have examined the Company's Articles of Incorporation, as amended, and the Company's Bylaws, as amended, and reviewed the records of the Company's corporate proceedings. I have made such other investigations as I have deemed necessary in order to enable me to render this opinion.

         Based on and subject to the comments, limitations and qualifications set forth herein, I am of the opinion that the shares of Common Stock to be sold pursuant to the Registration Statement will, when issued to the FLBK shareholders in accordance with the Merger Agreement, be legally and validly issued and fully paid and non-assessable.

         The foregoing opinion is limited to matters governed by the laws of the State of South Carolina in force on the date of this letter. I express no opinion with regard to any matter which may be (or purports to be) governed by the laws of any other state or jurisdiction.

         I consent to the use of this opinion as an exhibit to the Registration Statement and consent to being named in the Registration Statement under the heading "LEGAL MATTERS" as passing upon the validity of the Shares.

                                        Very truly yours,


                                        /s/ William P. Crawford, Jr.
                                        William P. Crawford, Jr., Esquire